As filed with the Securities and Exchange Commission on August 29, 2024

Registration No. 333-260414

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

RITE AID CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	23-1614034 (I.R.S. Employer Identification No.)

P.O. Box 3165

Harrisburg, Pennsylvania 17105

(717) 761-2633

(Address of Principal Executive Offices)

Matthew C. Schroeder

Rite Aid Corporation

Executive Vice President and Chief Financial Officer

P.O. Box 3165

Harrisburg, Pennsylvania 17105

(Name and address of agent for service)

Phone: (717) 761-2633

(Telephone number, including area code, of agent for service)

Copies to:

Michael J. Zeidel

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Telephone: (212) 735-3000

Facsimile: (212) 735-2000

Approximate date of commencement of proposed sale to the public: Not Applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Rite Aid Corporation, a Delaware corporation (the “Company”), is filing this Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the Company’s Registration Statement on Form S-3 (No. 333-260414), filed with the Securities and Exchange Commission (the “SEC”) on October 21, 2021, to deregister any and all securities of the Company registered but unsold or otherwise unissued under the Registration Statement as of the date hereof.

As disclosed in the Company’s Current Report on Form 8-K filed with the SEC on October 16, 2023, the Company and certain of its direct and indirect subsidiaries filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of New Jersey. The cases are being jointly administered under the caption In re Rite Aid Corporation, et al., Case No. 23-18993 (MBK). In accordance with the plan of reorganization (the “Plan”), upon its effectiveness, all outstanding shares of the common stock, par value $1.00 per share (“Common Stock”) of the Company will be cancelled and extinguished.

In connection with the foregoing, and pursuant to the Plan, the Company has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, effective upon filing of this Post-Effective Amendment, the Company hereby removes from registration any and all of such securities of the Company registered but unsold under the Registration Statement, if any, as of the date of this Post-Effective Amendment. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Harrisburg, Commonwealth of Pennsylvania on August 29, 2024.

RITE AID CORPORATION

By:	/s/ MATTHEW C. SCHROEDER
Matthew C. Schroeder
Executive Vice President and Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933.